Exhibit D(88)

AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENTS

Between

MASSMUTUAL SELECT T. ROWE PRICE RETIREMENT FUNDS

and

MML INVESTMENT ADVISERS, LLC

This Amendment (this “Amendment”) made as of the 1st day of August, 2020 by MassMutual Select Funds, a Massachusetts business trust (the “Trust”), on behalf of each of the MassMutual Select T. Rowe Price Retirement Funds listed on Schedule 1 hereto (each, a “Fund”), and MML Investment Advisers, LLC (the “Manager”) amends the Investment Management Agreement between each Fund, dated as of January 10, 2018, and the Manager. This Amendment shall become effective as to any Fund on and as of the date shown on Schedule 1 (as to any Fund, the “Effective Date”).

WHEREAS, the Manager has entered into a separate Investment Management Agreement with the Trust, on behalf of each Fund (each an “Agreement” and collectively the “Agreements”); and

WHEREAS, the Funds do not pay a management fee to the Manager under the Agreements; and

WHEREAS, T. Rowe Price Associates, Inc. (the “Subadviser”) serves as subadviser to each of the Funds pursuant to an Investment Subadvisory Agreement between the Subadviser and the Manager; and

WHEREAS, the Manager manages the Funds as funds of funds, where each Fund allocates its assets among various underlying funds, including underlying funds subadvised by T. Rowe Price Associates, Inc. (“TRP Subadvised Underlying Funds”); and

WHEREAS, (i) the Board of Trustees of the TRP Subadvised Underlying Funds, including a majority of the Trustees who are not interested persons of any such Fund, has voted to change the manner in which each such Fund bears expenses and (ii) the Board of Trustees of each Fund, including a majority of the Trustees who are not interested Persons of any Fund, has voted to change the manner in which each such Fund bears expenses, so that each such Fund will implement a unitary fee rate payable to the Manager under each Agreement, which rate will decline as each Fund reaches and surpasses its predetermined target date (except in the case of the MassMutual Select T. Rowe Price Retirement Balanced Fund, which will have a static unitary fee rate); and

WHEREAS, the parties hereto desire to amend each Agreement to add such a unitary fee to each class of shares of each Fund and to make certain other clarifying amendments;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Expenses. Section 2(f) of each Agreement is replaced in its entirety with the following:

(f)  Expenses.

(i) The Manager shall, except as the Manager and the Fund may otherwise agree, pay all of its own costs and expenses incurred in performing its obligations hereunder, including without limitation the fees and expenses of any Subadviser or Sub-Administrator, and shall not be obligated to pay any expenses of or for the Trust or the Fund not expressly assumed by the Manager pursuant to this Management Agreement.

(ii) Manager Expenses. The Manager shall bear the following expenses of the Fund under this Agreement:

(A)	Expenses of all audits and tax preparation by the Fund’s independent public accountants;

(B)	Expenses of the Fund’s transfer agent, registrar, dividend disbursing agent, and recordkeeping agent;

(C)	Expenses and fees paid to agents and intermediaries for sub-transfer agency, sub-accounting, and other shareholder services on behalf of shareholders of shares of the Fund (or shares of a particular share class) held through omnibus and networked shareholder accounts (together, “Sub-Transfer Agency Expenses”), except where Sub-Transfer Agency Expenses are paid pursuant to a Rule 12b-1 or similar plan adopted by the Board of Trustees of the Fund for a particular Share class, in which case such Sub-Transfer Agency Expenses shall be paid by the Fund and Share class.

(D)	Expenses of the Fund’s custodial services, including any recordkeeping services provided by the custodian;

(E)	Trustee compensation, including deferred compensation;

(F)	Expenses of Fund accounting services, including expenses of calculating the value of the Fund’s net assets (and obtaining quotations in connection therewith) and maintaining the Fund’s tax records;

(G)	Fees payable by the Fund under the Administrative and Shareholder Services Agreement between the Manager and the Trust;

(H)	Expenses and fees, including legal fees, incident to meetings of the Fund’s shareholders (except as provided in (iii) below); the preparation, printing, and distribution of the Fund’s prospectuses, notices, and proxy statements (except as provided in (iii) below), press releases, and reports to existing shareholders; the preparation and filing of registration statements and updates thereto (except as provided in (iii) below) and reports with regulatory bodies; the maintenance of the Fund’s existence and qualification to do business; and expenses (including share registration fees) of issuing, redeeming, and repurchasing, registering and qualifying for sale, shares with federal and state securities authorities following the initial registration of its shares under the Securities Act of 1933, as amended (the “1933 Act”), and following any registration of a new class of shares of the Fund subsequent to its initial registration, including without limitation fees payable pursuant to Rule 24f-2 under the 1933 Act;

(I)	The Fund’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Massachusetts business trust, registered as a management investment company;

(J)	The Fund’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

(K)	NSCC fees, CFTC fees, CUSIP bureau fees, PCAOB fees, FASB fees, and comparable fees; and

(L)	Organizational and offering expenses, including registration (including share registration fees), legal, marketing, printing, accounting, and other expenses, in connection with any registration of a new class of shares of the Fund subsequent to its initial registration.

(iii) Fund Expenses. The Fund shall bear all expenses not borne by the Manager, including without limitation the following:

(A)	Taxes and governmental fees, if any, levied against the Fund;

(B)	Brokerage fees and commissions, and other portfolio transaction expenses incurred by or for the Fund (including, without limitation, fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating, and structuring specialized loan and other investments made by the Fund, and any costs associated with originating loans, asset securitizations, alternative lending-related strategies, and so-called “broken-deal costs” (e.g., fees, costs, expenses, and liabilities, including, for example, due diligence-related fees, costs, expenses, and liabilities, with respect to unconsummated investments));

(C)	Expenses of the Fund’s securities lending (if any), including any securities lending agent fees, as governed by a separate securities lending agreement;

(D)	Costs, including interest expenses, of borrowing money or engaging in any types of leverage financing including, without limitation, through the use by the Fund of reverse repurchase agreements, dollar rolls, bank borrowings, credit facilities, and tender option bonds;

(E)	Fees and expenses of any underlying funds or other pooled vehicles in which the Fund invests, including acquired fund fees and expenses;

(F)	Dividend and interest expenses on short positions taken by the Fund;

(G)	Extraordinary expenses, including extraordinary legal expenses, as may arise, including, without limitation, expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Fund to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

(H)	Fees and expenses, including legal, printing and mailing, solicitation, and other fees and expenses associated with and incident to shareholder meetings and proxy solicitations involving contested elections of Trustees, shareholder proposals, or other non-routine matters that are not initiated or proposed by Fund management;

(I)	Organizational and offering expenses of the Fund, including registration (including share registration fees), legal, marketing, printing, accounting, and other expenses, associated with organizing the Fund in its state of jurisdiction and in connection with the initial registration of the Fund under the 1940 Act and the initial registration of its shares under the 1933 Act and fees and expenses associated with seeking, applying for, and obtaining formal exemptive, no-action, and/or other relief from the Commission in connection with the issuance of multiple share classes;

(J)	Payments pursuant to a Rule 12b-1 plan or similar plan; and

(K)	Expenses of the Fund which are capitalized in accordance with generally accepted accounting principles.

2. Compensation. Section 4, “Compensation of the Manager,” is amended by deleting the first sentence thereof and replacing it with the following: “The Trust agrees to pay the Manager, and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed, and the expenses borne by it, pursuant to the provisions hereof, a fee at the Annual Fee Rate of the average daily net asset value of the Fund, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month. The “Annual Fee Rate” shall be determined in accordance with Appendix A.”

3. Appendix A. Each Agreement is amended by adding thereto an Appendix A in the form of Appendix A to this Amendment.

4. Other. All other terms and conditions of each Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized signatories as of the day and year first above written.

MASSMUTUAL SELECT FUNDS

on behalf of:

MassMutual Select T. Rowe Price 2005 Retirement Fund

MassMutual Select T. Rowe Price 2010 Retirement Fund

MassMutual Select T. Rowe Price 2015 Retirement Fund

MassMutual Select T. Rowe Price 2020 Retirement Fund

MassMutual Select T. Rowe Price 2025 Retirement Fund

MassMutual Select T. Rowe Price 2030 Retirement Fund

MassMutual Select T. Rowe Price 2035 Retirement Fund

MassMutual Select T. Rowe Price 2040 Retirement Fund

MassMutual Select T. Rowe Price 2045 Retirement Fund

MassMutual Select T. Rowe Price 2050 Retirement Fund

MassMutual Select T. Rowe Price 2055 Retirement Fund

MassMutual Select T. Rowe Price 2060 Retirement Fund

MassMutual Select T. Rowe Price Retirement Balanced Fund

By:	/s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Name: Douglas Steele
Title: Vice President

Schedule 1: MassMutual Select T. Rowe Price Retirement Funds

Name of Fund	Effective Date

MassMutual Select T. Rowe Price 2005 Retirement Fund	August 1, 2020
MassMutual Select T. Rowe Price 2010 Retirement Fund	August 1, 2020
MassMutual Select T. Rowe Price 2015 Retirement Fund	August 1, 2020
MassMutual Select T. Rowe Price 2020 Retirement Fund	August 1, 2020
MassMutual Select T. Rowe Price 2025 Retirement Fund	August 1, 2020
MassMutual Select T. Rowe Price 2030 Retirement Fund	August 1, 2020
MassMutual Select T. Rowe Price 2035 Retirement Fund	August 1, 2020
MassMutual Select T. Rowe Price 2040 Retirement Fund	August 1, 2020
MassMutual Select T. Rowe Price 2045 Retirement Fund	August 1, 2020
MassMutual Select T. Rowe Price 2050 Retirement Fund	August 1, 2020
MassMutual Select T. Rowe Price 2055 Retirement Fund	August 1, 2020
MassMutual Select T. Rowe Price 2060 Retirement Fund	August 1, 2020
MassMutual Select T. Rowe Price Retirement Balanced Fund	August 1, 2020

Appendix A: Compensation

The applicable Annual Fee Rate for any Fund shall be determined on each June 1 during the term of the Agreement by:

(i) calculating the “Years to Target Date” by subtracting the calendar year in which such June 1 falls (e.g., 2030) from the target year in the name of the Fund (e.g., 2060); and (ii) identifying the Annual Fee Rate shown in the table below next to the Years to Target Date so determined.

The Applicable Fee Rate determined as of any June 1 shall be in effect from, and including, that June 1 through, and including, the following May 31.

Class M5, Class M4, Class M3

Years to Target Date	Annual Fee Rate (%)	Years to Target Date	Annual Fee Rate (%)
All Prior Years	0.764	(1)	0.619
31	0.763	(2)	0.613
30	0.763	(3)	0.608
29	0.763	(4)	0.602
28	0.763	(5)	0.596
27	0.763	(6)	0.590
26	0.763	(7)	0.583
25	0.760	(8)	0.577
24	0.758	Thereafter	0.571
23	0.755
22	0.753
21	0.749
20	0.745
19	0.741
18	0.736
17	0.732
16	0.728
15	0.723
14	0.717
13	0.712
12	0.706
11	0.701
10	0.694
9	0.687
8	0.681
7	0.674
6	0.667
5	0.660
4	0.652
3	0.645
2	0.637
1	0.630
0	0.624

MassMutual Select T. Rowe Price Retirement Balanced Fund Annual Fee rate: 0.546%

Class I

Years to Target Date	Annual Fee Rate (%)	Years to Target Date	Annual Fee Rate (%)
All Prior Years	0.614	(1)	0.469
31	0.613	(2)	0.463
30	0.613	(3)	0.458
29	0.613	(4)	0.452
28	0.613	(5)	0.446
27	0.613	(6)	0.440
26	0.613	(7)	0.433
25	0.610	(8)	0.427
24	0.608	Thereafter	0.421
23	0.605
22	0.603
21	0.599
20	0.595
19	0.591
18	0.586
17	0.582
16	0.578
15	0.573
14	0.567
13	0.562
12	0.556
11	0.551
10	0.544
9	0.537
8	0.531
7	0.524
6	0.517
5	0.510
4	0.502
3	0.495
2	0.487
1	0.480
0	0.474

MassMutual Select T. Rowe Price Retirement Balanced Fund Annual Fee rate: 0.396%

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